EXHIBIT 99.1

Federal Circuit Vacates ICU Medical Summary Judgment Against Medegen and Remands to District Court

SAN CLEMENTE, Calif., Nov. 20, 2008 (GLOBE NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors connectors and custom intravenous systems, today announced that, in a non-precedential split decision, a panel of the United States Court of Appeals for the Federal Circuit has vacated a final order of the Central District Court of California granting ICU Medical summary judgment of non-infringement against Medegen MMS, in a patent infringement case filed by Medegen against ICU Medical on July 6, 2006. In this case, Medegen alleges that ICU Medical infringes one of its patents by offering for sale and selling the CLC2000 and TEGO. In March 2007, Medegen withdrew its claim as to the TEGO. Medegen seeks monetary damages and injunctive relief.

"ICU Medical sought and obtained summary judgment against Medegen on a very specific ground, and has many more defenses to Medegen's infringement claim that will be asserted on remand," stated Scott Lamb, Chief Financial Officer of ICU Medical. Mr. Lamb continued, "Additionally, on remand, ICU Medical will vigorously pursue its counterclaims against Medegen seeking to establish the invalidity and unenforceability of Medegen's patent due to its inequitable conduct before the United States Patent and Trademark Office." ICU Medical currently is reviewing the Federal Circuit decision to determine whether further proceedings at the Federal Circuit are warranted.

The foregoing statement concerning Management's expectation with respect to future results is a forward-looking statement based upon the best information currently available to Management and assumptions Management believes are reasonable, but Management does not intend the statement to be a representation as to future results. Forward looking statements in this press release include the future developments in this litigation. Future results are subject to risks and uncertainties, including the risk factors described in the Company's filings with the Securities and Exchange Commission, which include those in the Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended September 30, 2008. Actual results in the future may differ materially from Management's current expectations.

CONTACT:  ICU Medical, Inc.
          Scott E. Lamb, Chief Financial Officer
          (949) 366-2183